Exhibit 99.1

Contact: Leland S. Steele, Marketing Coordinator                                                                                                                                                                          FOR IMMEDIATE RELEASE
(304) 525-1600, ext. 247
E-mail: leland.steele@premierbankinc.com

J. MARK BIAS NAMED PRESIDENT AND CHIEF EXECUTIVE OFFICER
OF PREMIER BANK

Huntington, WV (September 21, 2015) J. Mark Bias has joined Premier Bank as President and Chief Executive Officer. The announcement was made by Robert W. Walker, President and CEO of Premier Financial Bancorp, Inc.  Bias assumed his role September 15, 2015.

A 33 year banking veteran, he began his banking career with PNC Financial Corporation in 1983 as an International Banking Officer.    He joined One Valley Bank (now BB&T) in 1988 as a Senior Vice President in Commercial Banking.  He rose to other senior leadership positions in Commercial Banking, serving as Market President, BB&T WV Central Region, from 2004 until his retirement from BB&T last month.  Bias holds a Bachelor of Arts degree from West Virginia University and a Master of International Business degree from The University of South Carolina.

He has held various leadership positions in community organizations throughout his career, most recently Director and Executive Committee Member of the Charleston Area Alliance, Director of the Chemical Alliance Zone and Director of the Kanawha Valley Fellowship Home.

In making the announcement, Robert Walker commented, “We are so pleased to have Mark Bias join our management team as President and CEO of Premier Bank.  He brings a wealth of knowledge of banking and finance to the position, gleaned from an illustrious career in banking.  We are confident that his leadership of the management team of Premier Bank will assure our future as a leading banking organization in the markets that we serve now or acquire in the future.”
Premier Bank is an $850 million West Virginia chartered bank with 19 locations in West Virginia, 3 locations in Washington, DC, one office in Maryland and 2 locations in Virginia. Premier Bank is a wholly-owned subsidiary of Premier Financial Bancorp, Inc. (NASDAQ/GMS: PFBI), a $1.25 billion dollar, Huntington, WV-based bank holding company.
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